Exhibit 99.n.

CLASS SHARES PLAN

THE HARTFORD MUTUAL FUNDS II, INC.

FEBRUARY 12, 2007, AS AMENDED JANUARY 1, 2013

I.             INTRODUCTION

This Class Shares Plan (the “Plan”) for the underlying funds of The Hartford Mutual Funds II, Inc.(1) (the “Funds”) has been prepared to provide the Board of Directors with an overview of the multiple class structure that was originally implemented for the Funds on November 14, 1994. In addition, this document fulfills the requirements of SEC Rule 18f-3(d), promulgated under the Investment Company Act of 1940, that provides for the creation and maintenance of a multiple class shares structure without the necessity of an SEC Exemptive Order.

Pursuant to Rule 18f-3(d), this document sets forth the separate arrangements, characteristics, and expense allocations for each class and all related conversion features and exchange privileges, thus providing the framework for the Funds’ multiple class structure. In addition, the Board’s responsibilities with respect to the multiple class shares program are set forth. Any material amendments to the Plan will be presented to the Board for its approval.

II.            BACKGROUND

The Funds’ multiple class program became effective on November 14, 1994 pursuant to: (i) Board approval of the program received on June 28, 1994; (ii) an SEC Exemptive Order dated

(1)                                 The Fortis Mutual Funds that, as of November 30, 2001, had a multiple class shares structure were the three portfolios of Fortis Advantage Portfolios, Inc. (Asset Allocation Portfolio, Capital Appreciation Portfolio and High Yield Portfolio), the three portfolios of Fortis Equity Portfolios, Inc. (Capital Fund, Value Fund and Growth & Income Fund), Fortis Growth Fund, the two portfolios of Fortis Income Portfolios, Inc. (U.S. Government Securities Fund—“USG” and Strategic Income Fund), the sole portfolio of Fortis Money Portfolios, Inc. (Money Fund), the two portfolios of Fortis Tax-Free Portfolios, Inc. (National Portfolio and Minnesota Portfolio) and the two portfolios of Fortis Worldwide Portfolios, Inc. (Global Growth Portfolio and International Equity Portfolio). Effective December 1, 2001 the fourteen funds identified in this footnote were reorganized as series under a new Maryland corporation, Hartford-Fortis Series Fund, Inc. On February 19, 2002 six of these Funds (Asset Allocation Portfolio, Global Growth Portfolio, International Equity Portfolio, Growth & Income Fund, High Yield Portfolio and Money Fund) were, after shareholder approval, reorganized (“merged”) into comparable Hartford Funds. Of the remaining eight Funds, 7 were renamed (Capital Appreciation Portfolio became The Hartford SmallCap Growth Fund, Growth Fund became The Hartford Growth Opportunities Fund, Value Fund became The Hartford Value Opportunities Fund, Capital Fund became The Hartford Growth Fund, Tax-Free National Portfolio became The Hartford Tax-Free National Fund, Tax-Free Minnesota Portfolio became The Hartford Tax-Free Minnesota Fund and U.S. Government Securities Fund became The Hartford U.S. Government Securities Fund) and added additional classes of shares as discussed within this Plan. The final remaining Fund, Strategic Income Fund, was liquidated. Subsequently, effective February 20, 2009, The Hartford Tax-Free Minnesota Fund merged into The Hartford Tax-Free National Fund, which later changed its name to The Hartford Municipal Real Return Fund (effective March 1, 2011).  Effective February 19, 2010, The Hartford U.S. Government Securities Fund merged into The Hartford Inflation Plus Fund, a series of The Hartford Mutual Funds, Inc.

June 21, 1994; and (iii) an IRS Private Letter Ruling dated May 10, 1994(2). With the effectiveness of Rule 18f-3 in early 1995, fund groups operating with a multiple class share structure pursuant to an SEC Exemptive Order were given the option to continue to operate under the Exemptive Order or elect to comply with the provisions of Rule 18f-3. At the Boards’ June 27, 1995 meeting the Directors approved the Funds’ election to operate under Rule 18f-3 effective on such date as Fund management selected. Fund management selected July 31, 1995.

In light of the fact that, as of July 31, 1995, the Funds’ multiple class program had not been materially modified since its approval on June 28, 1994 and amendment on December 8, 1994, all that was necessary to effectuate the transition to Rule 18f-3 was the creation of this Plan and filing it with the SEC as an exhibit to the Funds’ registration statement. No additional Board approvals were necessary and the Plan was filed and became effective July 31, 1995.

The Plan was amended, effective December 1, 2001, due to the reorganization of the seven Minnesota corporations (Fortis Advantage Portfolios, Inc., Fortis Equity Portfolios, Inc., Fortis Growth Fund, Inc., Fortis Income Portfolios, Inc., Fortis Money Portfolios, Inc., Fortis Tax-Free Portfolios, Inc. and Fortis Worldwide Portfolios, Inc.) that “housed” the fourteen Fortis Mutual Funds into a single Maryland corporation (Fortis Series Fund, Inc.). The multiple class share structure for the underlying fourteen Funds did not change as a result of the reorganization. The reorganization took place as part of the integration of the Fortis Fund family into The Hartford Fund family as a result of the acquisition of Fortis Financial Group by The Hartford in April of 2001.

The Plan was subsequently amended, effective February 19, 2002. The purpose of that amendment was to: 1) remove six of the Funds from the Plan, due to their reorganization (or “merger”) into comparable Hartford Funds; and 2) add additional classes to seven of the remaining Funds. (See footnote 1 above.).

The Plan was subsequently amended, effective May 10, 2006.  The purpose of that amendment was to add Class I shares to certain of the Funds.

The Plan was subsequently amended, effective December 15, 2006.  The purpose of that amendment was to add Class R3, Class R4 and Class R5 (collectively, “Class R shares”) to certain of the Funds.

The Plan was subsequently amended, effective February 12, 2007.  The purpose of the amendment was to reflect the approval of the reclassification of the E, H, M, N and Z class shares by the Board on August 2, 2006 and the shareholders of each class on December 19, 2006 and January 16, 2007.  Classes E and Z shares of each applicable Fund were reclassified as Class

(2)                                 The Funds also received an opinion letter from KPMG Peat Marwick LLP, dated September 7, 1994, that concludes that Class H shares, which were not included in the request for the Private Letter Ruling, are consistent with the holdings and requirements of the Ruling.

Y shares of the same Fund.  Classes M, N and H of each applicable Fund were reclassified as Class L shares of the same Fund.

The Plan was subsequently amended, effective August 5, 2011.  The purpose of the amendment was to reflect the approval of the reclassification of the Class L shares as Class A shares by the Board on May 3, 2011.

The Plan is now being amended, effective January 1, 2013 to reflect that Hartford Funds Management Company, LLC (“HFMC”), an affiliate of the Funds’ current investment adviser and principal underwriter, Hartford Investment Financial Services, LLC (“HIFSCO”) will, on the effective date become the Funds’ new adviser, while HIFSCO will remain the Funds’ principal underwriter.

III.          MULTIPLE CLASS SHARES STRUCTURE

The Funds’ multiple class shares program allows an investor to select not only the Fund that has an investment objective that best suits his or her investment needs, but also the most appropriate distribution method. Specifically, the investor is able to choose a method of purchasing shares that the investor believes is most beneficial given the amount of the investment, length of time the investor expects to hold his or her shares and other relevant circumstances. The investor’s choice of a class also determines how the investor’s sales representative will be compensated on that sale of shares.

Rule 18f-3 authorizes the Board to create additional classes of shares that are tailored to particular customers, distribution channels and shareholder servicing arrangements. This flexibility will allow the Funds to quickly adapt to future changes in the marketplace.

A.            CLASS SPECIFICATIONS

The multiple class shares program consists of eight classes of shares. The specifics as to how each Fund has implemented the multiple class structure and the characteristics of each Fund’s classes are set forth in each Fund’s prospectus.

Classes A, B, C and Y were added to the Funds effective February 19, 2002. These classes have the same expense and sales load structure as the comparable classes in the other Hartford Funds. Classes A, B, C and Y incur separate fees for transfer agent and fund accounting services.  In addition, Classes A, B and C are subject to sales charges and Rule 12b-1 fees.  Class Y is not subject to any sales charge.  Class Y shares will not be subject to any Rule 12b-1 fee (unless a Rule 12b-1 plan is subsequently adopted by the Class Y shareholders).  Effective as of the close of business on September 30, 2009, no new or additional investments are allowed in Class B shares of the Funds.

Effective August 5, 2011, Class L shares of each applicable Fund were reclassified as Class A shares of the same Fund.  Upon the reclassification of Class L shares, each holder of Class L shares became the owner of Class A shares of the same Fund having an aggregate value equal to the aggregate value of the Class L shares held by that shareholder as of the close of business of the day of the reclassification.

Effective February 12, 2007, Classes E and Z shares of each applicable Fund were reclassified as Class Y shares of the same Fund.  Upon the reclassification of Classes E and Z shares as Class Y shares, each holder of Class E or Z shares became the owner of Class Y shares of the same Fund having an aggregate value equal to the aggregate value of the Class E or Class Z shares held by that shareholder as of the close of business of the day of the reclassification.

Effective February 12, 2007, Classes M, N and H of each applicable Fund were reclassified as Class L shares of the same Fund.  Upon the reclassification of Classes M, N and H shares as Class L shares, each holder of Class M, Class N or Class H shares became the owner of Class L shares of the same Fund having an aggregate value equal to the aggregate value of Class M, N or H shares held by that shareholder as of the close of business of the day of the reclassification.

Classes L, M and N were, until February 19, 2002, Classes A, B and C for the Funds. These classes retained their expense and sales load structures and were only available to those shareholders who were invested in them on February 15, 2002.  Similarly, Classes H, E and Z from February 19, 2002 until February 12, 2007, retained their expense and sales load structures and were only available to those shareholders who were invested in them on February 15, 2002.

Class Z shares, prior to their conversion to Class Y shares, were limited to The Hartford Growth Opportunities Fund and were pure “no load” shares; they were not subject to any sales charge or 12b-1 fees and no dealer concession was paid on their purchase.  Class Z shares were reclassified to Class Y shares effective February 12, 2007.

Class E shares, prior to their conversion to Class Y shares, were limited to The Hartford U.S. Government Securities Fund, The Hartford Tax-Free National Fund and The Hartford Tax-Free Minnesota Fund. At the time the multiple class shares program was implemented, these were the only Funds whose shareholders were not assessed a Rule 12b-1 fee. In light of this fact, and recognizing that in order to remain viable and competitive, future sales of these Funds’ shares must provide an ongoing trail commission to the sales force funded by a Rule 12b-1 fee, it was determined that in the interest of fairness and as a reward for their loyalty to these Funds, the USG and Tax-Free shareholders of record on November 13, 1994 should not be asked to incur a Rule 12b-1 fee. Class E was developed for these shareholders and it was not to be subject to any Rule 12b-1 fee.  Class E shareholders were allowed to obtain additional Class E shares of their Funds through reinvestment of dividends and capital gains and/or additional purchases. Class E shares were reclassified as Class Y shares effective February 12, 2007.  Class I shares, effective May 10, 2006, incur separate fees for transfer agent and fund accounting services.  Class I shares are not subject to any sales charge.  Class I shares will not be subject to any Rule 12b-1 fee (unless a Rule 12b-1 plan is subsequently adopted by the Class I shareholders).

Class R3, R4 and R5 shares, effective December 15, 2006, are limited to: The Hartford Growth Fund, The Hartford Growth Opportunities Fund, The Hartford SmallCap Growth Fund, and The Hartford Value Opportunities Fund.  Class R shares incur separate fees for transfer agent, fund accounting and administrative services.  Class R shares are not subject to any sales charge.  Class R3 and Class R4 shares are subject to 12b-1 fees.  Class R5 shares will not be subject to any Rule 12b-1 fee (unless a Rule 12b-1 plan is subsequently adopted by the Class R5 shareholders).

B.            EXCHANGES

With respect to exchanges of shares, the general rule under the multiple class shares program is that Fund shares of one class can only be exchanged for shares of the same class of another Hartford Fund including those Hartford Funds that are not covered by this Plan. For example, the holder of Class A shares of The Hartford Growth Opportunities Fund is allowed to exchange those shares for Class A shares of The Hartford Value Opportunities Fund or any other Hartford Fund. However, that shareholder is not allowed to exchange his or her Class A Hartford Growth Opportunities Fund shares for Class B or Class C shares of The Hartford Value Opportunities Fund, The Hartford Growth Opportunities Fund or any other Fund.  Under certain circumstances, Class A shares of a Fund may be exchanged for Class I shares of the same Fund if a shareholder becomes eligible to purchase Class I shares.  Similarly, shareholders that hold Class C shares of a Fund and subsequently open a proprietary, fee-based or wrap account with a financial intermediary that has an agreement with HIFSCO, may exchange their Class C shares for Class I shares of the same Fund provided that the Class C shares are no longer subject to a contingent deferred sales charge and the conditions for investing in Class I shares described in the applicable Fund prospectus are satisfied.  Special rules apply to Class Y shares.

Class Y shares (which includes former Classes E and Z shares) of a Fund may be exchanged for Class Y shares of another Fund, if (i) the shareholder is already a holder of Class Y shares of the other Fund or (ii) the initial investment minimum applicable to Class Y shares of the other Fund (as disclosed in the prospectus) is satisfied in connection with the exchange.  If neither of such conditions is satisfied in connection with a proposed exchange of Class Y shares of a Fund for shares of another Fund, such Class Y shares may be exchanged for Class A shares of the other Fund.

C.            CONVERSIONS

As the multiple class shares structure is presently structured, the only conversions that will take place are the conversion of Class B shares (except those purchased by reinvestment of dividends and other distributions paid on those shares) to Class A shares on the ninth anniversary of the purchase of those shares. Shares of these classes purchased through the reinvestment of dividends and other distributions paid on such shares are, for purposes of conversion, considered to be held in a separate sub-account. Each time any Class B shares convert to Class A, a proportionate number of the shares of the same class in the sub-account converts to Class A.

D.            COMPLIANCE GUIDELINES

The broker-dealer selling the Funds is responsible for determining the suitability of their client’s investment in the Funds, including the determination as to which class is appropriate for the investor to purchase. In addition, Class C shares are subject to a total account value limitation at the time of purchase of $999,999, as described in each Fund’s prospectus.  Dealers and other financial intermediaries purchasing shares for their customers in omnibus accounts are responsible for compliance with these limits.

IV.          ALLOCATION OF EXPENSES

Under the multiple class shares program, Fund-Level expenses are allocated to the various classes based upon the relative net assets held by each class. For Class-Level expenses, each

Class is allocated the amount of that expense actually incurred by the Class. Specifically, expenses are allocated as follows:

Type of Expense	Allocation
DIRECT SHAREHOLDER EXPENSES:
Investment Advisory & Management Fees	Fund-Level
12b-1	Class-Level
OPERATING EXPENSES:
Director Fees & Expenses	Fund-Level
Directors’ Travel & Expenses	Fund-Level
Legal Fees & Expenses	Fund-Level
Audit Fees	Fund-Level
Custodian Fees	Fund-Level
Insurance, Errors & Omissions	Fund-Level
Dues	Fund-Level
Expense Limitation	Fund-Level
Registration & Filing Fees	Fund-Level
SEC	Fund-Level
Blue Sky (State)	Class-Level
Mailing & Postage - Reports, Prospectuses	Fund-Level
Printing-Reports	Fund-Level
Mailing and Postage – Proxy	Fund-Level
Printing-Proxy	Fund-Level
Transfer Agent	Class-Level
Fund Accounting	Class-Level

The foregoing methodology for the allocation of expenses has been reviewed and approved by the Board of each Fund. Any subsequent changes to the allocation methodology must similarly be reviewed and approved by the Board of each Fund. However, under Rule 18f-3, the Board’s approval of the Plan constitutes an approval of the included allocation of expenses.

The Board receives quarterly and annual statements concerning, as applicable, distribution and shareholders’ servicing expenditures under the Funds’ Rule 12b-1 plans. These statements, including the allocations upon which they are based, are presented to the Directors for review.

V.            BOARD RESPONSIBILITIES

The responsibilities of the Board of Directors under the multiple class shares program and Rule 18f-3 are as follows:

A.            BOARD APPROVALS:

As discussed earlier, the Board must approve all material amendments to the Plan. Specifically, this approval requires the vote of a majority of the Directors and a majority of the non-interested Directors. In order to approve the amended Plan, the Board must find that the amended Plan, including the expense allocation, is in the best interest of each class individually and each Fund as a whole. Before any vote on the Plan, the Directors are obligated to request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.

B.            MONITORING FOR CONFLICTS OF INTEREST:

On an ongoing basis, and pursuant to their fiduciary responsibility under the 1940 Act, the Directors monitor the Funds for the existence of any material conflicts between the interests of the shareholders of different classes. If such a conflict arises, the Boards, including a majority of the independent directors, will take such action as is reasonably necessary to eliminate the conflict. The Funds’ investment adviser, HFMC, has agreed that it will be responsible for reporting any potential or existing conflicts to the directors. If a conflict among classes arises, HFMC will remedy such conflict at its own expense, up to and including establishing a new registered management investment company.

C.            APPROVAL OF RULE 12B-1 PLANS:

The implementation of the multiple class shares program has not altered the requirement under Rule 12b-1 that the Board annually approve each Fund’s 12b-1 Plans and their related agreements.

D.            DIVIDEND RATE APPROVAL:

The Board of Directors will be responsible for approving the Funds’ dividend distribution policy.

VI.          CONCLUSION

The foregoing information provides an overview of Hartford Mutual Funds II, Inc.’s multiple class structure. In addition, this document provides the Directors with an outline of their duties in monitoring the class shares program. Therefore, it is suggested that each Director retain this document for use in connection with their future responsibilities with regard to the multiple class shares program.

Last Approved: November 8, 2012